Exhibit 107

Calculation of Filing Fee Tables

F-4

(Form Type)

Yishengbio Co., Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(7)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary Shares(4)	457(c)	30,045,800	$10.02	(2)	$301,058,916	(2)	0.00011020	$33,176.69
	Equity	Ordinary Shares issuable on exercise of Warrants(5)	457(f)(1)	16,750,000	$11.50	(3)	$192,625,000	(3)	0.00011020	$21,227.28
	Equity	Warrants(6)	457(g)	16,750,000	$—	(6)	$—	(6)	—	$—
		Total Offering Amounts					$493,683,916			$54,403.97
		Total Fees Previously Paid								$0
		Net Fee Due								$54,403.97

(1)

All securities being registered will be issued by Yishengbio Co., Ltd, a Cayman Islands exempted company (“YS Biopharma” or the “Company”), in connection with the Business Combination Agreement described in this registration statement and the proxy statement/prospectus included herein, which provides for, among other things, the merger of Oceanview Bioscience Acquisition Co., Ltd., a Cayman Islands exempted company and wholly-owned subsidiary of YS Biopharma (“Merger Sub I”) with and into Summit Healthcare Acquisition Corp., a Cayman Islands exempted company (“Summit”) (such transaction, the “First Merger”), with Summit surviving the First Merger as a wholly owned subsidiary of YS Biopharma (Summit as the surviving entity of the First Merger, the “Surviving Entity”). Immediately following the consummation of the First Merger and as part of the same overall transaction, the Surviving Entity will merge with and into Hudson Biomedical Group Co., Ltd. (“Merger Sub II”), a Cayman Islands exempted company and wholly-owned subsidiary of YS Biopharma (the “Second Merger”, and together with the First Merger, collectively, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company (together with other transactions contemplated by the Business Combination Agreement, collectively, the “Business Combination”). As a result of and upon consummation of the Business Combination, the holders of shares and/or warrants of Summit will become the holders of shares and/or warrants of YS Biopharma. The respective time at which the First Merger and the Second Merger becomes effective is referred to as the “First Merger Effective Time” and “Second Merger Effective Time,” respectively. The consummation of the Mergers is herein referred to as the “Closing.”

As a result of the Business Combination, (1) the Sponsor will surrender 1,446,525 Summit Class B Ordinary Shares for nil consideration immediately prior to the First Merger Effective Time and exchange all of the remaining Summit Shares held by it into YS Biopharma Ordinary Shares on a one-for-one basis at the First Merger Effective Time; (2) outstanding Summit Class A ordinary shares held by the Summit Public Shareholders shall be converted into the number of YS Biopharma Class A ordinary shares equal to the Class A Exchange Ratio (assuming the Class A Exchange Ratio is 1.1169 under a No Redemption Scenario), (3) each whole warrant of Summit (“Summit Warrant”) outstanding immediately prior to the First Merger Effective Time shall cease to be a warrant with respect to Summit Class A Ordinary Shares, and shall be assumed by YS Biopharma and converted into a warrant (“YS Biopharma Warrant”) to purchase one YS Biopharma Ordinary Share.

(2)	Based on the average of the high ($10.02) and low ($10.02) price of Summit Class A Shares on the Nasdaq Capital Market on December 23, 2022, which is within five business days prior to the date of the first public filing of the registration statement on Form F-4.

(3)	Based on the exercise price of Summit Warrants ($11.50).

(4)	Represents (i) 30,035,800 YS Biopharma Ordinary Shares issuable in exchange for outstanding Summit Class A Shares pursuant to the First Merger and (ii) 10,000 YS Biopharma Ordinary Shares issuable to the financial advisor of YS Biopharma as part of its advisory fee in connection with the Business Combination.

(5)	Represents YS Biopharma Ordinary Shares underlying YS Biopharma Warrants.

(6)	Represents YS Biopharma Warrants, each whole warrant entitling the holder to purchase one YS Biopharma Ordinary Share, to be issued in exchange for Summit Warrants. Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying ordinary shares.

(7)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.